Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 10th day of September 2023, by and between Legacy Housing Corporation, a Texas corporation having its principal office at 1600 Airport Freeway, #100, Bedford, Texas 76002 (the “Company”) and Jeff Fiedelman (the “Employee,” and together with the Company, the “Parties”).

WHEREAS, the Company desires to employ the Employee as its Chief Financial Officer, and the Employee is willing to accept and undertake such employment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:

1.          EMPLOYMENT.  The Company agrees to and does hereby employ the Employee and the Employee agrees to and does hereby accept employment by the Company, as its Chief Financial Officer (“CFO”), beginning September 12, 2023 (the “Effective Date”) and ending on the fifth anniversary thereof (the “Initial Employment Period”). The Agreement shall automatically renew for subsequent one-year periods (each such period, a “Renewal Employment Period”) commencing at the end of the Initial Employment Period and each anniversary thereof, unless either party provides written notice of the termination of the Agreement at least forty-five (45) days in advance of the end of the Initial Employment Period or any subsequent Renewal Employment Period. Notwithstanding the foregoing, if a Change of Control (as defined in the Company’s 2018 Incentive Compensation Plan or any successor plan thereto (the “Incentive Plan”)) occurs at a time when there is less than two years remaining in the Initial Employment Period, the Agreement shall remain in effect for at least two years following the date of the Change of Control and such period shall be considered a Renewal Period. The Initial Employment Period and any subsequent Renewal Period are collectively referred to herein as the “Employment Period.” The Employment Period shall terminate upon the Employee’s termination of employment.

2.               DUTIES; FULL-TIME SERVICES.

2.1          Duties.  The Employee’s responsibilities and duties shall include, without limitation, the right to manage and conduct financial affairs of the Company.  The Employee shall report directly to the Chief Executive Officer (the “CEO”) and will be subject only to policies adopted by the Company and policies set by the Board of Directors. The Employee shall perform such other reasonable and appropriate duties as are assigned to him from time to time by the CEO, provided that such other duties shall not diminish the prestige and responsibilities of the Employee’s position. At the request of the CEO, the Employee shall serve the Company and/or any of its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Employee’s position as Chief Financial Officer of the Company.

2.2          Full-Time Services.  The Employee agrees that during the Employment Period he will devote all of his full business time and energies to his responsibilities for the business and affairs of the Company and will faithfully and to the best of his ability, discharge those duties to the reasonable satisfaction of the CEO. During the Employment Period the Employee will not accept other gainful employment or become or remain an officer or director of any other corporation except with the consent of the Board of Directors.

3.                 COMPENSATION.

3.1              For all services performed by the Employee for the Company during the Employment Period, the Employee will be compensated as follows:

(a)Base Salary.  The Employee shall receive a base salary of $275,000 per annum (as increased from time to time, the “Base Salary”), paid in accordance with the Company’s normal payroll.

(b)Annual Bonus. The Employee shall be eligible to receive an annual incentive bonus, as determined by the Company’s Board of Directors (the “Annual Bonus”). The Annual Bonus will be based on criteria developed by the Employee and the Board of Directors (or the Compensation Committee) with respect to the Company’s fiscal year.  Payment of the Annual Bonus will be made in a single lump sum cash payment between January 1st and March 15th of the calendar year following the calendar year for which the Annual Bonus is awarded. The Company will   pay the Employee such Annual Bonus only if the Employee is employed by the Company on the last day of the Company’s fiscal year with respect to which the Annual Bonus relates.

(c)Equity Awards.

(i)As soon as practical after the Effective Date, the Board shall grant the Employee Qualified Stock Options valued at $500,000. These Qualified Stock Options shall be subject to the terms of an award agreement and the Incentive Plan and one-fifth shall vest on each anniversary of the grant.1

3.2             Other Benefits.  The Employee will be entitled to receive such health, death, disability and other insurance and fringe benefits, and to participate in such retirement and other plans, as are made available to other executive officers of the Company.

4.              DISCHARGE OF EMPLOYEE; RESIGNATION.

4.1        Termination at the Company’s Election.

For Cause. The Company may discharge the Employee immediately and without notice during the Employment Period for cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) the Employee’s gross misconduct in the performance of his duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after written demand for performance is delivered to the Employee by the CEO, which demand specifically identifies the manner in which the CEO believes the Employee has not performed his duties but only if the Employee has not cured the failure within fifteen (15) days of receiving such notice; (ii) the Employee’s commission of an act of fraud or material dishonesty resulting in material reputational, economic or financial injury to the Company; (iii) during the Employment Period, the Employee’s commission of a felony or other crime involving moral turpitude; (iv) a material breach by the Employee of his fiduciary duty to the Company which results in material reputational, economic or other injury to the Company; or (v) the Employee’s material breach of his obligations under a written agreement between the Company and the Employee, including, without limitation, such a breach of this Agreement, which is not cured within fifteen (15) days after receipt of notice from the Company of the specific nature of the breach, including but not limited to the specific provision of the agreement that the Employee has breached. If the Employee is discharged under Section 4.1(a), and there has not been a Change of Control (as defined in the Incentive Plan), the Company will have no liability to the Employee other than (i) to pay any Base Salary that has accrued but not been paid, and (ii) to pay any accrued paid time off that has not been paid, to the extent payment is required by Company policy or law (collectively, the “Accrued Payments”).

Upon Disability or Death. The Employee may be terminated if, during the Employment Period, (i) the Employee should by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred

1 Vested options to be exercisable within 90 days following employment.

eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”) or (ii) the Employee’s death (“Death”). If the Employee is discharged under Section 4.1(b), the Company will have no other liability under this Agreement to the Employee other than to pay the Accrued Payments.

Without Cause.  The Employee and the Company expressly agree that nothing in this Agreement shall prohibit the Company from discharging the Employee for any reason by giving thirty (30) days advance written notice to the Employee and that any such discharge will not constitute a breach of this Agreement. If the Employee is discharged under Section 4.1(c), and there has not been a Change of Control (as defined in the Incentive Plan), the Company will have no liability to the Employee, other than to pay the Accrued Payments.

4.2          Termination by Employee.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Employee may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in the Employee’s sole discretion by giving thirty (30) days’ written notice to the Company pursuant to Section 11 (“Voluntary Resignation”).  If the Employee terminates his employment pursuant to Section 4.2, the Company will have no other liability under this Agreement to the Employee, other than to pay the Accrued Payments.

4.3          Change of Control.  If there is a Change of Control (as defined in the Incentive Plan), and the Company terminates the Employee within two years of the Change of Control, pursuant to Section 4.1(a) or Section 4.1(c) of this Agreement, the Employee shall be paid twelve (12) months of Base Salary in a lump sum within sixty (60) days following his termination, subject to the Employee’s execution and delivery of a reasonable general release of claims in favor of the Company. In addition, the Employee shall receive benefits as the Employee is receiving upon the date of discharge for the twelve (12) month period following the Employee’s termination. The Employee shall also receive the Accrued Payments.

5.         CONFIDENTIALITY.

5.1        Definition and Use of Confidential Information.  As used in this Agreement, “Confidential Information” means trade secrets and any other proprietary or confidential information that derives independent economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential Information may include, but not be limited to, inventions, disclosures, processes, systems, know-how, methods, techniques, drawings, applications, solutions, materials, devices, research activities and plans, scientific data, specifications, costs of production, prices, promotional methods, financial information, marketing plans or customer and supplier information.

The Employee agrees that any Confidential Information which the Employee may acquire in the course of employment with the Company shall be regarded as held by him in a fiduciary capacity solely for the benefit of the Company and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished or made available to any third party or be otherwise used by the Employee other than in the regular course of business of the Company. Information or collections of information shall be considered covered by the preceding sentence if not known by the public generally, even though portions of such information may be publicly available or may be available to certain third parties pursuant to arrangements with the Company.

5.2        Delivery of Confidential Information upon Termination. Upon termination of his employment with the Company, the Employee will deliver to the Company all writings relating to or containing Confidential Information, including without limitation, notes, memoranda, letters, drawings, diagrams, printouts, computer tapes, computer disks, and any other form of recorded information.

5.3Exemption from Liability.  The Employee shall not be considered in breach of this Section 5 and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information, including a trade secret, that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law.  The same immunity will be provided for the disclosure of any Confidential Information (including a trade secret) that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Employee may also, in connection with filing a lawsuit for retaliation by the Company for reporting a suspected violation of law, disclose the Confidential Information (including a trade secret) to the Employee’s attorney and use such information in the court proceeding if the Employee files any document containing such information under seal and does not disclose the information, except pursuant to court order.

6.           DEVELOPMENTS.  The Employee agrees promptly to disclose to the Company all inventions, improvements, enhancements, discoveries and developments which are within the scope of the Company’s business during the Employment Period and which are made, developed, or conceived by him, either solely or jointly with others, during the Employment Period. All such inventions, improvements, enhancements, discoveries and developments shall become and remain the property of the Company, whether or not patent or copyright applications are filed thereon or with respect thereto, and the Employee, in consideration for the execution of this Agreement and his employment by the Company, hereby sells, assigns and transfers to the Company all right, title and interest in and to such inventions, improvements, enhancements, discoveries and developments and further agrees that he will cooperate fully and unconditionally in all reasonable requests by the Company in furtherance of protecting, developing or exploiting commercially any inventions, improvements, enhancements, discoveries and developments disclosed pursuant to Section 6 during the Employment Period. Further, during the Employment Period, the Employee agrees that he will promptly execute all necessary documents requested of him by the Company incidental to any patent or copyright applications, assignments, powers of attorney and all other documents and do such other things as, in the opinion of counsel for the Company, may be necessary or useful for the full enjoyment thereof throughout the world by the Company and its designees.

7.           NON-SOLICITATION; NON-COMPETITION.

7.1       Non-Solicitation.  In addition to the limitations contained in Section 2, the Employee agrees that during the term of this Agreement, and for a period of two years after termination of this Agreement, that he shall not in act in any capacity, either separately or in association with others, on behalf of any party other than the Company to:  (1) employ or solicit for employment or endeavor in any way to entice away from employment with Company (a) any current employee of Company or (b) any person who was employed by Company in any preceding 12-month period; (2) solicit, induce or influence any supplier, customer, agent, consultant or other person that has a business relationship with Company to discontinue, reduce or modify such relationship with the Company; nor (3) solicit or enter into negotiations with any of the Company’s identified potential acquisition candidates who were identified during the Employment Term.

7.2          Non-Competition.  The Employee agrees that if he terminates his employment with the Company, pursuant to Section 4.2 of this Agreement, he will not, for a period of six (6) months, accept employment with, or perform any CFO-related functions for, a company whose principal business is manufacturing or selling manufactured homes in the State of Texas or the State of Georgia. The Employee further agrees that if he is terminated pursuant to Section 4.1(a), Section 4.1(b), or Section 4.1(c) of this Agreement, after a Change of Control (as defined in the Incentive Plan), he will not, for a period of twelve (12) months, accept employment with, or perform any CFO-related functions for, a company whose principal business is manufacturing or selling manufactured homes in the State of Texas or the State of Georgia.

7.3Enforcement.  The Employee acknowledges and agrees that in the event of a violation or Employee’s threatened violation of Sections 7.1 or 7.2 (the “Restrictive Covenants”), the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity. If either of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if either of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

8.            ABILITY TO PERFORM.  The Employee hereby represents and warrants to the Company that he has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as the Chief Financial Officer of the Company.

9.         SURVIVAL OF OBLIGATIONS.  The covenants and agreements set forth in this Agreement shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest of the party in whose favor they run.

10.        ASSIGNABILITY OF AGREEMENT.

10.1        By Employee.  Except as otherwise provided in this Agreement, the Employee shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.

10.2     By the Company.  The benefits hereunder with respect to the rights of the Company to the services of the Employee may be assigned by the Company, with the consent of the Employee, to any other company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the assignment shall not be effective unless the assignee specifically agrees in writing to be bound by, and assume, the obligations and liabilities of the Company under this Agreement.

11.           NOTICES.  All notices, consents, waivers or demands of any kind which either party to this Agreement may be required or may desire to serve on the other party in connection with this Agreement, shall be in writing and may be delivered by personal service or sent by facsimile or email or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed as follows:

Corporation:	Legacy Housing Corporation
1600 Airport Freeway, #100
Bedford, Texas 76002

with copies to:	Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019

Employee:	Jeff Fiedelman
7026 Baxtershire Drive Dallas, TX 75230

If sent by facsimile or email, a confirmed copy of such facsimile or email notice shall promptly be sent by mail (in the manner provided above) to the addresses. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either party thereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered. Nothing contained in this Agreement shall excuse either party from giving oral notice to the other when prompt notification is appropriate, but any oral notice given shall not satisfy the requirement of written notice as provided in this Section.

12.        SUPERSEDES OTHER AGREEMENTS.  This Agreement supersedes and replaces all prior negotiations, proposed agreements, and agreements, written or oral, regarding the subject matter herein.

13.        GOVERNING LAW.  This Agreement shall be interpreted and enforced according to the laws of the State of Texas (regardless of that jurisdiction’s or any other jurisdiction’s choice of law principles). The Parties agree to submit any dispute, claim or controversy relating to this Agreement, the Employee’s employment or the termination thereof to arbitration under the Employment Arbitration Rules of the American Arbitration Association, which shall have exclusive jurisdiction over such dispute. The Parties agree to enter into mediation prior to arbitration.

14.         SEVERABILITY.  If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

15.TAX WITHHOLDING.  All compensation payable to the Employee under this Agreement is stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.  Notwithstanding any provision in any award agreement issued under the Incentive Plan to the contrary, the Employee may satisfy any tax withholding obligations with respect to any equity issued under the Incentive Plan by electing to have the Company withhold a number of shares otherwise to be issued to the Employee having a fair market value equal to the taxes to be withheld.

16.SECTION 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If the Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after the Employee’s “separation from service” that, absent the application of this Section 16, would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after the Employee’s “separation from service,” or (ii) the Employee’s death.

17.          SECTION 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to the Employee (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 7 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Employee’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of the Employee) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under this Agreement (with the latest payments being forfeited first) and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 17, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 17.

18.COUNTERPARTS.  This Agreement may be executed in two original counterparts. Both counterparts shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the day and year written above.

/s/ Jeff Fiedelman
Jeff Fiedelman

LEGACY HOUSING CORPORATION

By:	/s/ Jeffrey Stouder
	Name:	Jeffrey Stouder
	Title:	Chairman, Audit Committee